Exhibit 99.1

Motus GI Reports Second Quarter 2022 Financial Results

and Provides Business Update

■	Pure-Vu EVS approved for use at 18 hospitals since launch in March 2022, resulting in highest quarterly revenue reported in the Company’s history

■	Expansion of U.S. commercial footprint successfully driving access to new hospitals and improving support for existing customers

■	Announces upcoming ~1,000 patient, multi-center trial to support the Company’s pursuit of outpatient reimbursement for the Pure-Vu EVS System

FORT LAUDERDALE, FL, August 11, 2022 – Motus GI Holdings, Inc., (NASDAQ: MOTS) (“Motus GI” or the “Company”), a medical technology company providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions, today reported its financial results for the second quarter ended June 30, 2022, and provided a corporate update.

“The second quarter marks the first full quarter we’ve completed since the launch of our Pure-Vu EVS in March 2022. The ease-of-use enhancements incorporated into Pure-VU EVS, coupled with the rebuild of our sales organization following the pandemic, is allowing us to execute quickly on our commercial strategy. Our growth for the second quarter was driven by an expanding base of U.S. hospitals approved to use Pure-Vu EVS with a growing number of physicians performing procedures. We currently have our system placed at 18 hospitals, which are comprised of a healthy blend between prior and new users,” commented Tim Moran, Chief Executive Officer.”

“We are excited to announce today the design of a planned large, multi-center trial which is expected to support our strategy to secure potential reimbursement for the Pure-Vu EVS System when used in certain outpatient colonoscopies. The study will use an adaptive statistical plan with the primary endpoint designed to show a significant reduction in the number of aborted or poor-quality exams that lead to an early repeat procedure as defined by the Gastroenterology Tri-Society guidelines. We are planning for this study to be initiated before the end of 2022, signaling an exciting next step in our strategy to expand the addressable market for our Pure-Vu system,” commented Mr. Moran.

Second Quarter and Recent Business Highlights

■	The first full quarter since commercial launch of the all-new Pure-Vu EVS System resulted in highest quarterly revenue in the Company’s history.

■	Company exceeded initial guidance of hospital placements for Pure-Vu EVS, with 18 hospitals currently approved, versus the 12 hospitals guided in March.

■	Expanded commercial footprint with 10 commercial leaders now strategically positioned across the U.S., establishing a presence in every major region of the country. The Company has entered several new segments of the U.S. hospital system and maintains a mix of academic, community, rural and VA hospital accounts.

■	Clinical Data Generation

■	During Digestive Disease Week 2022 in May, the Company presented positive topline data from the European outpatient clinical study, which concluded that the Pure-Vu system provides adequate cleaning in patients with a history of poor bowel preparation. The data show that the Pure-Vu system improved the adequate cleansing rate from 31.8% to 97.7%. In addition, the study found that the Pure-Vu system might prevent repeat colonoscopies and clinical admissions for intensified bowel preparation. These data may be beneficial in the Company’s pursuit of outpatient reimbursement.

■	Outpatient Reimbursement Strategy

■	Continue advancing a multi-pronged strategy to secure reimbursement for the Pure-Vu System procedure by both private and public payers that could accelerate use for certain outpatient colonoscopies, within a market representing approximately 4.7 million targeted outpatient procedures per year.

■	Plan to initiate a large, multi-center trial designed to use an adaptive statistical plan with a primary endpoint that will show a significant reduction in the number of aborted or poor-quality exams that lead to an early repeat procedure as defined by the Gastroenterology Tri-Society guidelines. The results from this study are expected to support applications seeking reimbursement of the Pure-Vu System when used in certain outpatient colonoscopies.

■	Product Innovation

■	On track to launch the Pure Vu EVS Gastro device in the US market in the first half of 2023. This device brings upper GI capabilities to the new Pure-Vu EVS platform through key enhancements, including a larger and more powerful suction channel, more efficient irrigation jets, and a smaller profile distal tip that offers enhanced flexibility during insertion.

■	Upper GI bleeds occurred in the U.S. at a rate of approximately 400,000 cases per year in 2019, according to iData Research Inc. The existence of blood and blood clots in these patients can impair a physician’s view, making it difficult to identify the bleed source. Motus believes removing adherent blood clots from the field of view is a significant need in allowing a physician the ability to identify and treat the bleed source. The mortality rate of this condition can reach up to approximately 10%, as noted in Thad Wilkins, MD, et al., American Family Physician (2012).

Financial Results for the Second Quarter Ended June 30, 2022

The Company reported revenue of $185,000 for the second quarter 2022, compared to $100,000 for the same period last year. Revenues for this past quarter were primarily derived from disposable sleeve sales and were made up of a mix between reorders from existing sites and new customer orders.

For the three months ended June 30, 2022, the Company reported a net loss attributable to common shareholders of $5.1 million, or $1.86 per basic and diluted share, compared to a net loss attributable to common shareholders of $4.7 million, or $1.99 per basic and diluted share, for the same period last year. Per share data is on a split adjusted basis resulting from the Company’s reverse stock split effective as of July 25, 2022.

During the second quarter 2022, net cash used in operating activities and for the purchase of fixed assets was $4.6 million as compared to $3.2 million for the same period of 2021.

The Company reported $15.8 million in cash and cash equivalents as of June 30, 2022. This balance included the fully funded credit facility with Kreos Capital. The Company’s current cash balance allows it to continue executing on its upcoming catalysts and is expected to meet overall anticipated cash needs into Q1 2023.

Motus GI Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets Highlights

(unaudited, in thousands)

	As of
	June 30, 2022	December 31, 2021
Cash	$15,757	$22,563
Working capital	13,940	20,629
Total assets	20,082	26,089
Total shareholders’ equity	3,972	9,657

Conference Call:

The Motus GI management team has scheduled a conference call for today, August 11th, at 4:30 p.m. ET to discuss these results. To access the conference call, investors are invited to dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International). The conference ID number is 13730467. A live audio webcast can be accessed by visiting the investor relations section of the Company’s website, www.motusgi.com or (click here). A replay of the webcast will be archived on the Motus GI website for 90 days following the event.

About Motus GI

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions.

For more information, visit www.motusgi.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms, including without limitation, risks related to the continued impact of the COVID-19 pandemic, risks inherent in the development and commercialization of potential products, possible or assumed future results of operations, business strategies, potential grow opportunities, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s quarterly and annual reports filed with the Securities and Exchange Commission, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Troy Williams

LifeSci Advisors

(518) 221-0106

twilliams@lifesciadvisors.com

Motus GI Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2022	2021(*)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,757	$22,563
Accounts receivable	81	109
Inventory	1,038	496
Prepaid expenses and other current assets	1,317	793
Total current assets	18,193	23,961

Fixed assets, net	1,329	1,428
Right-of-use assets	547	687
Other non-current assets	13	13
Total assets	$20,082	$26,089

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,212	$2,584
Operating lease liabilities - current	266	307
Other current liabilities	18	10
Current portion of long-term debt, net of unamortized debt discount of $270 and $271, respectively	1,757	431
Total current liabilities	4,253	3,332

Contingent royalty obligation	1,823	1,760
Operating lease liabilities - non-current	280	385
Convertible note, net of unamortized debt discount of $138 and $166, respectively	3,862	3,834
Long-term debt, net of unamortized debt discount of $221 and $317, respectively	5,892	7,121
Total liabilities	16,110	16,432

Commitments and contingent liabilities (Note 9)

Shareholders’ equity
Common stock $0.0001 par value; 5,750,000 shares authorized; 2,765,287 and 2,416,049 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	-	-
Additional paid-in capital	136,677	132,411
Accumulated deficit	(132,705)	(122,754)
Total shareholders’ equity	3,973	9,657
Total liabilities and shareholders’ equity	$20,082	$26,089

(*)	Derived from audited consolidated financial statements

Motus GI Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss

(unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Revenue	$185	$100	$205	$151

Operating expenses:
Cost of revenue - sales	68	42	83	70
Cost of revenue - impairment of inventory	-	-	159	-
Research and development	1,413	1,508	2,688	2,853
Sales and marketing	1,222	795	2,205	1,471
General and administrative	2,075	2,345	4,189	4,789
Total costs and expenses	4,778	4,690	9,324	9,183
Operating loss	(4,593)	(4,590)	(9,119)	(9,032)

Loss on change in estimated fair value of contingent royalty obligation	(92)	(37)	(63)	(117)
Finance expense, net	(359)	(117)	(691)	(234)
Foreign currency loss	(96)	2	(78)	(8)

Net loss	(5,140)	(4,742)	(9,951)	(9,391)
Deemed dividends from warrant issuance	-	-	-	(6,145)
Net loss attributable to common shareholders	$(5,140)	$(4,742)	$(9,951)	$(15,536)

Basic and diluted loss per common share:
Net loss attributable to common shareholders	$(1.86)	$(1.99)	$(3.72)	$(6.83)
Weighted average number of common shares outstanding, basic and diluted	2,758,457	2,386,633	2,674,536	2,274,688